Exhibit 99.1

ISTA Pharmaceuticals Reports Third Quarter 2007 Financial Results

Irvine, Calif., November 1 – ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA), an ophthalmic pharmaceutical company, today reported financial results for the third quarter ended September 30, 2007. ISTA reported net revenue for the three months ended September 30, 2007, of $15.9 million, a 92% increase over net revenue for the three months ended September 30, 2006. On a quarter over quarter basis, net revenue increased 17% over the second quarter of 2007.

“In the third quarter, we achieved our highest quarterly sales ever. We are confident Xibrom’s market share will continue to increase and believe Xibrom has established ISTA’s reputation as one of the leading providers of ophthalmic pharmaceuticals,” stated Vicente Anido, Jr., PhD, President and Chief Executive Officer of ISTA Pharmaceuticals. “On the business development front, ISTA took a significant step in expanding the Company’s commercial reach beyond the ophthalmic market with the licensing of nasal bepotastine. This transaction gives us leverage in discussing strategies to bring ISTA’s products to the non-ophthalmic prescriber. Ultimately, we believe this leverage will provide a significant return on our investments in T-Pred™, Bepreve™ (bepotastine ophthalmic solution), nasal bepotastine, and ecabet sodium.”

Net Revenue

(in millions, except percentage data)

	Quarter Ended September 30, 2007	Quarter Ended September 30, 2006	% Change
Xibrom	$11.3	$5.2	117%
Istalol	3.0	2.1	43%
Vitrase	1.5	0.9	67%
Other	0.1	0.1	0%
Total	$15.9	$8.3	92%

Third Quarter Operating Details

Gross margin for the third quarter ended September 30, 2007 was 74%, or $11.7 million, as compared to 70%, or $5.7 million, for the same period in 2006. The increase in gross margin as a percentage of total revenue for the third quarter in 2007 is largely due to the change in revenue mix, primarily driven by the increased sales of Xibrom. Inventories held by wholesale customers at September 30, 2007 remained relatively unchanged, as compared to June 30, 2007.

Research and development (R&D) expenses were $8.1 million and $8.0 million in the third quarter of 2007 and 2006, respectively. Included in research and development expenses for the third quarter of 2007 was a $2.0 million upfront payment to Tanabe Seiyaku Co., Ltd. for the North American rights to nasal bepotastine.

Selling, general, and administrative (SG&A) expenses for the third quarter ended September 30, 2007 were $11.3 million, as compared to $9.2 million for the same period in 2006. The $2.1 million increase in selling, general and administrative expenses in 2007 as compared to 2006 primarily resulted from higher sales and marketing expenses associated with the expansion of our sales force.

The net loss for the third quarter of 2007 was $8.2 million, or $0.25 per share, compared with a net loss of $11.8 million, or $0.45 per share, for the same period in 2006. At September 30, 2007, ISTA had cash and short-term investments of $55.8 million, plus $3.2 million in restricted cash.

Third Quarter 2007 Highlights

•	Increased net revenue by 92%, as compared to the third quarter of 2006

•	Expanded pipeline by acquiring North American rights to bepotastine for nasal allergy from Tanabe

Conference Call

ISTA will host a conference call with a simultaneous webcast, today November 1, 2007, at 10:30 AM Eastern Time, to discuss its third quarter 2007 results. To access the live conference call, U.S. and Canadian participants may dial 800-638-5495; international participants may dial 617-614-3946. The access code for the live call is 71116305. To access the 24-hour audio replay, U.S. and Canadian participants may dial 888-286-8010; international participants may dial 617-801-6888. The access code for the replay is 85949943. The conference call will also be webcast live and archived on ISTA’s website for 30 days at http://www.istavision.com.

ABOUT ISTA PHARMACEUTICALS

ISTA Pharmaceuticals is an ophthalmic pharmaceutical company. ISTA’s products and product candidates, addressing the $3.2 billion U.S. prescription ophthalmic industry, include therapies for inflammation, ocular pain, glaucoma, allergy, and dry eye. The Company currently markets three products and is developing a strong product pipeline to fuel future growth and market share. The Company’s product development and commercialization strategy is to launch a new product every 12 to 18 months, thereby continuing its growth to become the leading niche ophthalmic pharmaceutical company in the U.S. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ website at http://www.istavision.com.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. Without limiting the foregoing, but by way of example, statements contained in this press release related to ISTA’s goals of bringing a new product to market every 12 to 18 months and becoming the leading niche ophthalmic pharmaceutical company, ISTA’s confidence in Xibrom’s market share continuing to increase, Xibrom establishing ISTA’s reputation as one of the leading providers of ophthalmic pharmaceuticals, the acquisition of nasal bepotastine giving ISTA leverage in discussing strategies to bring ISTA’s products to the non-ophthalmic prescriber, and that leverage providing a significant return on ISTA’s investments in T-Pred™, Bepreve™ (bepotastine ophthalmic solution), nasal bepotastine, and ecabet sodium, are forward-looking statements. ISTA disclaims any intent or obligation to update any forward-looking statements. These forward looking statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: uncertainties and risks related to ISTA’s history of operating losses; the inherent uncertainty associated with financial estimates and projections; timely and successful implementation of ISTA’s strategic initiatives; delays and uncertainties related to ISTA’s research and development programs (including the difficulty of predicting the timing or outcome of product development efforts and the FDA or other regulatory agency approval or actions); uncertainties and risks regarding market acceptance of and demand for ISTA’s approved products and the impact of competitive products and pricing; uncertainties and risks related to ISTA’s ability to properly manage its growth; uncertainties and risks regarding the continued timely performance by ISTA’s strategic partners of their respective obligations under existing collaborations and licensing arrangements; uncertainties and risks related to the continued availability of third party sourced products and raw materials on commercially reasonable terms, or at all; uncertainties and risks related to successful compliance with FDA and or other governmental regulations applicable to ISTA’s facilities, products and/or business; uncertainties and risks related to the scope, validity, and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2006, and its Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007.

CONTACT: Vince Anido, Ph.D., +1-949-788-5311, vanido@istavision.com; or Lauren Silvernail, +1-949-788-5302, lsilvernail@istavision.com, both of ISTA Pharmaceuticals; Investors: Juliane Snowden, jsnowden@burnsmc.com, or Nicki Kahner, nkahner@burnsmc.com; or Media: Justin Jackson, jjackson@burnsmc.com, or Magali Cohen, mcohen@burnsmc.com, all of Burns McClellan, +1-212-213-0006, for ISTA Pharmaceuticals

ISTA Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue:
Product sales, net	$15,796	$8,190	$39,497	$20,539
License revenue	69	69	208	208

Total revenue	15,865	8,259	39,705	20,747
Cost of products sold	4,197	2,511	10,417	6,690

Gross profit margin	11,668	5,748	29,288	14,057
Costs and expenses:
Research and development	8,146	7,982	20,222	17,221
Selling, general and administrative	11,252	9,239	35,798	28,899

Total costs and expenses	19,398	17,221	56,020	46,120

Loss from operations	(7,730)	(11,473)	(26,732)	(32,063)
Interest income	713	686	1,486	1,264
Interest expense	(1,154)	(990)	(3,119)	(1,187)

Net loss	$(8,171)	$(11,777)	$(28,365)	$(31,986)

Net loss per common share, basic and diluted	$(0.25)	$(0.45)	$(1.00)	$(1.23)

Shares used in computing net loss per common share, basic and diluted	32,284	25,918	28,521	25,915

ISTA Pharmaceuticals, Inc.

Summary of Consolidated Balance Sheets Data

(in thousands)

(unaudited)

	September 30, 2007	December 31, 2006
Cash and short-term investments	$55,786	$38,934
Restricted cash	3,200	5,600
Working capital	41,457	27,998
Total assets	77,353	59,743
Total stockholders’ equity / (deficit)	7,406	(4,559)

CONTACT: Vince Anido, Ph.D., +1-949-788-5311, vanido@istavision.com; or Lauren Silvernail,+1-949-788-5302, lsilvernail@istavision.com, both of ISTA Pharmaceuticals; Investors: Juliane Snowden, jsnowden@burnsmc.com, or Nicki Kahner, nkahner@burnsmc.com; or Media: Jason Farber, jfarber@burnsmc.com, or Kristin Faucette, kfaucette@burnsmc.com, all of Burns McClellan, +1-212-213-0006, for ISTA Pharmaceuticals